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                                 EXHIBIT 99(a)

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                 EXHIBIT 99(a)


                          THE BLACK & DECKER CORPORATION
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                               (Millions of Dollars)

                                             Three Months Ended      Nine Months
Ended
                                             ------------------      --------------
- ---
                                              October 2, 1994         October 2,
1994
                                              ---------------         -------------
- --
EARNINGS:

Earnings before income taxes,
  extraordinary item, and
  cumulative effect of change
  in accounting principle                          $ 43.8              $ 99.8
Interest expense                                     47.0               142.7
Portion of rent expense representative
  of an interest factor                               7.1                21.3
                                                   ------              ------

Adjusted earnings before taxes and
  fixed charges                                    $ 97.9              $263.8
                                                   ======              ======

FIXED CHARGES:

Interest expense                                   $ 47.0              $142.7
Portion of rent expense representative
  of an interest factor                               7.1                21.3
                                                   ------              ------

Total fixed charges                                $ 54.1              $164.0
                                                   ======              ======


RATIO OF EARNINGS TO FIXED CHARGES                   1.81                1.61


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